Exhibit 5.1

Diginex Limited 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009 Cayman Islands	D	+852 3656 6054 +852 3656 6061
	E	nathan.powell@ogier.com florence.chan@ogier.com

Reference: FYC/AGC/504662.00002

11 February 2025

Dear Sirs

Diginex Limited (the Company)

We have acted as the Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), on or about the date hereof.

The Registration Statement relates to, among other things, the resale by Rhino Ventures Limited, a shareholder of the Company (the Selling Shareholder), of 731,707 ordinary shares of par value US$0.00005 each in the Company (the Resale Shares) from time to time.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Registration Statement. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents Examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents:

(a)	the certificate of incorporation of the Company dated 26 January 2024 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the amended and restated memorandum and articles of association of the Company adopted by special resolutions of the Company passed on 22 October 2024 with effect from 22 January 2025 (the Memorandum and Articles);

(c)	the certificate of good standing dated 24 January 2025 issued by the Registrar in respect of the Company (the Good Standing Certificate);

(d)	the register of directors and officers of the Company dated 17 January 2025 (the ROD);

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Michael Snape Justin Davis	Florence Chan* Lin Han** Cecilia Li** Rachel Huang** Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(e)	the certified shareholder list of the Company provided to us on 27 January 2025 showing the issued share capital of the Company as at 27 January 2025 (the ROM, and together with the ROD, the Registers);

(f)	the share transfer form dated 26 January 2024 executed by Ogier Global Subscriber (Cayman) Limited;

(g)	the share exchange agreement dated 15 July 2024 entered into by and among the Selling Shareholder, the Company, Diginex Solution (HK) Limited and others;

(h)	the subscription and cancellation agreement relating to convertible loan notes dated 15 July 2024 entered into by and among the Selling Shareholder, the Company and Diginex Solution (HK) Limited;

(i)	the convertible loan note instrument dated 15 July 2024 executed by the Company in favour of the Selling Shareholder;

(j)	the loan capitalization agreement dated 6 January 2025 entered into by and among the Selling Shareholder, the Company and Diginex Solution (HK) Limited;

(items (g) - (j) are collectively referred to as the Transaction Documents)

(k)	the written resolutions of shareholders of the Company dated 26 July 2024 (the Shareholder Resolution);

(l)	the written resolutions of all of the directors of the Company dated 31 January 2024, 15 July 2024 and 31 December 2024, respectively (the Board Resolutions, together with the Shareholder Resolution, the Reviewed Resolutions);

(m)	the certificate from a director of the Company dated 11 February 2025 as to certain matters of fact (the Director’s Certificate); and

(n)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Registers and the Good Standing Certificate is accurate and complete as at the date of this opinion;

(e)	the Memorandum and Articles are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Registration Statement is true and correct copies and the Registration Statement conforms in every material respect to the latest drafts of the same produced to us and, where we have been provided with successive drafts of the Registration Statement marked to show changes from a previous draft, all such changes have been accurately marked;

(g)	the Reviewed Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transactions set out in the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated therein which has not been properly disclosed in the Board Resolutions;

(h)	neither the directors and shareholders of the Company have taken any steps to wind up the Company or to appoint a liquidator or restructuring officer of the Company and no receiver has been appointed over any of the Company’s property or assets;

(i)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Resale Share and none of the Resale Shares have been offered or issued to residents of the Cayman Islands;

(j)	all necessary corporate action will be taken to authorise or ratify any issuance of Resale Shares and the terms of the offering of such Resale Shares thereof and any other related matters and that the applicable definitive purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

(k)	the Company has received consideration for the full issue price of the Resale Shares;

(l)	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Resale Shares, and the due execution and delivery thereof by each party thereto;

(m)	the Company is, and after the allotment (where applicable) and issuance of any Resale Share will be, able to pay its liabilities as they fall due; and

(n)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate Status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar.

Authorised Share capital

(b)	The authorised share capital of the Company is US$50,000 divided into 960,000,000 ordinary shares of US$0.00005 par value each and 40,000,000 preferred shares of US$0.00005 par value each.

Valid Issuance of Resale Shares

(c)	The Resale Shares issued by the Company to Selling Shareholder and being proposed for resale by Selling Shareholder as contemplated by the Registration Statement have been duly authorised for issuance and were validly issued, fully paid and non-assessable, except that the Resale Shares shall be subject to the restrictions as provided in the relevant Transaction Documents.

Registration statement - Taxation

(d)	The statements contained or the opinion incorporated in the section headed “Taxation - Cayman Islands Tax Considerations” of the Registration Statement, in so far as they purport to summarise the laws or regulations of the Cayman Islands, are accurate in all material respects and that such statements constitute our opinion.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Prospectus Supplement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance execution or performance of the Company’s obligations under the Registration Statement or the Securities Purchase Agreement will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles) entered into by or binding on the Company.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

5	Governing Law of This Opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

6.1	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” of the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

6.2	This opinion may be used only in connection with the resale of the Resale Shares and while the Registration Statement is effective.

Yours faithfully

Ogier